Exhibit 10.1
SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Todd Newton (“you” or “your”) and Apollo Endosurgery, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, you were employed by the Company as its Chief Executive Officer;

WHEREAS, you signed an Employment Agreement between you and the Company dated June 1, 2014, a subsequent First Amendment to the Employment Agreement entered into between you and the Company dated May 19, 2016, and a subsequent Second Amendment to the Employment Agreement entered into between you and the Company dated May 23, 2018 (collectively, the “Employment Agreement”);

WHEREAS, you signed an Invention, Confidential Information, and Non-Competition Agreement with the Company dated April 7, 2014;

    WHEREAS, your last day of work with the Company and your employment termination date will be February 28, 2021 (the “Separation Date”);

    WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that you may have against the Company and any of the Released Parties as defined below, including, but not limited to, any and all claims arising out of or in any way related to your employment with or separation from the Company, and the Parties wish to resolve certain disputes, claims, complaints, grievances, charges, actions, petitions, or demands that the Company may have against you;

    NOW, THEREFORE, in consideration of the mutual promises made herein, you and the Company hereby agree as follows:

AGREEMENT

1.Separation Date. On or within six (6) days following the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation (if any) earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.
2.Severance Benefits. Upon the Effective Date of this Agreement (as defined below) in full satisfaction of any obligations for the Company to provide you with severance benefits as stated in the Employment Agreement, the Company will provide you with the following severance benefits:
(a)Severance Pay. The Company will pay you the equivalent of twelve (12) months of your base salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings (“Severance Pay”). Your Severance Pay will be paid in the form

Todd Newton
February 25, 2021

of salary continuation payments on the Company’s regular payroll schedule beginning on the second regularly scheduled payroll date following the Separation Date.
(b)2020 Bonus. You will remain eligible to receive your Annual Bonus (as provided under the Employment Agreement) for fiscal year 2020 based on final corporate performance. Whether you receive such a bonus, and the terms of such bonus, including the amount, will be determined in the sole discretion of the Company’s Board of Directors at the same time it determines achievement and the terms of annual bonuses provided to other Company executives for fiscal year 2020. The bonus payment, if any, will subject to standard payroll deductions and withholdings and will be paid at the same time as bonuses are paid to other eligible Company executives, and in any event, no later than March 15, 2021.
(c)Health Care Continuation Coverage.
(i)COBRA. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.
(ii)COBRA Premiums. If you timely elect continued coverage under COBRA, the Company will pay your COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) February 28, 2022; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company in writing of such event.
3.Equity Awards. You were granted various equity awards pursuant to the Company’s 2006 Stock Option Plan, the 2016 Equity Incentive Plan and the 2017 Equity Incentive Plan, as applicable (referred to collectively as the “Plans”). The Company anticipates that you and the Company will enter into a certain Transition Services Agreement, and that your continuous service to the Company for purposes of equity award vesting will continue during the term of the Transition Services Agreement. Thus, should you enter into the certain Transition Services Agreement with the Company, your equity awards will continue to vest during the term of the Transition Services Agreement. If you do not enter into the Transition Services Agreement, under the terms of the applicable Plan and your equity award agreements, vesting will cease as of the Separation Date and your rights to exercise any vested stock options following the Separation Date shall be as set forth in the applicable stock option grant notice, stock option agreement, and/or the applicable Plan. Notwithstanding the foregoing, conditioned upon this Agreement becoming effective by its terms, you may exercise any vested stock options until the earliest of (i) the one (1) year anniversary of the Separation Date (or, if you enter into the Transition Services Agreement, the one (1) year anniversary of the termination of the Transition Services Agreement), (ii) the effective date of a “Change of Control” or “Change in Control” (as defined in the applicable Plan). You understand that as a result of the extended exercise period described above, applicable tax rules require that any options held by you that

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February 25, 2021

qualify for tax purposes as incentive stock options shall automatically be converted to non-statutory stock options for tax purposes as of the date that is three (3) months following the Separation Date according to the terms of the applicable Plans and of the equity awards thereunder, and that you shall consult your own tax advisor regarding the extended exercise period and the tax consequences of option transactions. Except as expressly modified herein, your equity awards shall otherwise continue to be governed by the terms of your Employment Agreement (solely as it relates to acceleration of vesting periods in connection with a Change in Control (as defined in the Employment Agreement)), the applicable grant notice, award agreement and the Plan.
4.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).
5.Expense Reimbursements. You agree that, within fifteen (15) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
6.Return of Company Property. Within fifteen (15) days after the Separation Date, you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control. You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within fifteen (15) business days after the Separation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done.
7.Proprietary Information Obligations. You acknowledge your continuing obligations under your Invention, Confidential Information, and Non-Competition Agreement, which is hereby incorporated by reference.
8.Mutual Nondisparagement. You agree not to disparage the Company and its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations. The Company likewise agrees to direct its officers and directors not to disparage you in any manner likely to be harmful to your personal or business reputation. Notwithstanding the foregoing, all parties may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain the parties in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

Todd Newton
February 25, 2021

9.No Voluntary Adverse Action; And Cooperation. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any proposed or pending litigation, arbitration, administrative claim, cause of action, or other formal proceeding of any kind brought against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents, nor shall you induce or encourage any person or entity to bring any such claims; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. For the avoidance of doubt, nothing in this Agreement shall amend or alter your existing rights under the indemnification agreement between you and the Company and the Company’s director and officer insurance policy in effect as of the Separation Date. In addition, you agree to voluntarily cooperate with the Company if you have knowledge of facts relevant to any existing or future litigation or arbitration initiated by or filed against the Company by making yourself reasonably available for interviews with the Company or its legal counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.
10.No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
11.Release of Claims.
(a)    General Release. Except for any rights or claims arising from 11(e) below, in exchange for the consideration provided under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).
        (b)    Scope of Release. Except for any rights or claims arising from 11(e) below, the Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of

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February 25, 2021

1967 (as amended) (the “ADEA”), the Texas Human Rights Act, and the Texas Labor Code, Chapter 21.
        (c)    ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to me); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).
(d)    Waiver of Unknown Claims. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE CLAIMS THAT, IF KNOWN BY YOU, WOULD AFFECT YOUR DECISION TO ACCEPT THIS AGREEMENT.
(e)    Excluded Claims. NOTWITHSTANDING THE FOREGOING, THE FOLLOWING ARE NOT INCLUDED IN THE RELEASED CLAIMS (THE “EXCLUDED CLAIMS”): (I) ANY RIGHTS OR CLAIMS FOR INDEMNIFICATION YOU MAY HAVE PURSUANT TO THE WRITTEN INDEMNIFICATION AGREEMENT WITH THE COMPANY TO WHICH YOU ARE A PARTY OR UNDER APPLICABLE LAW; (II) ANY RIGHTS WHICH ARE NOT WAIVABLE AS S MATTER OF LAW; AND (III) ANY CLAIMS FOR BREACH OF THIS AGREEMENT. In addition, you are not waiving any rights you may have to unemployment compensation. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

Todd Newton
February 25, 2021

12.The Company’s Release of Claims. Effective Upon the Effective Date of this Agreement, the Company hereby releases, acquits and forever discharges you, your heirs, assigns, and attorneys, from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities, and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct occurring at any time prior to and including the date the Company signs this Agreement; provided, however, that this release shall not release or waive: any rights the Company has under this Agreement or the Transition Services Agreement; any claims arising out of your obligations to protect and not to disclose or make unauthorized use of any of the confidential and proprietary information, including but not limited to claims under the Uniform Trade Secret Act or any confidentiality agreement between you and the Company; or any claims (whether direct or for indemnification or contribution) arising from any willful misconduct, fraud, embezzlement, conversion of any Company asset or business opportunity, unlawful harassment, material violation of law, or breach of any fiduciary owed to the Company.
13.Section 409A. It is intended that all of the payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions.  For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether Severance Benefits, expense reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment under this Agreement shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and if any of the payments, including the Severance Benefits, upon separation from service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation” (including as a result of the terms of Employment Agreement), then to the extent delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code and the related adverse taxation under Section 409A of the Code, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six (6)-month period measured from the date of your separation from service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A of the Code without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided in this Agreement or in the applicable agreement. No interest shall be due on any amounts so deferred.

Todd Newton
February 25, 2021

14.Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.
15.Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and signatures transmitted by PDF shall be equivalent to original signatures.
As part of this Agreement, by signing below, you hereby resign all positions held with the Company and any of its subsidiaries, including, but not limited to, any positions held on the Company’s Board of Directors, and the Board accepts your resignation, effective as of the Separation Date.
IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.
                        Todd Newton, an individual

Dated: February 28, 2021 /s/Todd Newton
Todd Newton

                        Apollo Endosurgery, Inc.

Dated: February 28, 2021             By /s/John Barr
    John Barr
                         Chairman